Exhibit 10.18

INDEMNIFICATION AGREEMENT

THIS AGREEMENT, made as of the 5th day of August, 2010, by and among Jurasin Oil & Gas, Inc., a Louisiana corporation (the “Company”), John M. Jurasin (“John M. Jurasin,” collectively with the Company, “Jurasin”) and Brian Rodriguez (“Rodriguez”).

WHEREAS, the Company, John M. Jurasin and Radiant Oil & Gas, Inc., a Nevada corporation (“Radiant”) are parties to an exchange agreement (the “Exchange Agreement”)

WHEREAS, pursuant to the Exchange Agreement, Radiant agreed to certain indemnification provisions in favor of Jurasin, as set forth therein (the “Radiant Exchange Agreement Indemnities”);

WHEREAS, Rodriguez, the sole officer and director of Radiant, has agreed to indemnify Jurasin for any losses resulting from the Radiant Exchange Agreement Indemnities on the terms and conditions of this Agreement;

NOW THEREFORE, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

INDEMNIFICATION

1.1

Indemnification.  Rodriguez hereby agrees to indemnify and hold Jurasin harmless from and against any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses against Jurasin arising out of a breach by Radiant of a representation or covenant contained in Article 7 of the Exchange Agreement.  Any such notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses are hereinafter collectively referred to as “Losses”. Notwithstanding anything to the contrary herein, (i) the maximum amount of Losses that Rodriguez shall be liable for pursuant to this Agreement shall be $50,000.00 and (ii) Rodriguez shall have no further liability for any Loss that Jurasin identifies in a Claim (as defined below) delivered to Rodriguez after two years from the date hereof.

1.2

Compensation.

Radiant shall pay a fee of $25,000.00 to Rodriguez within five (5) calendar days of closing an aggregate amount of $2 million in debt or equity financing, which may include numerous financings commencing upon the execution of this Agreement.

1.3

Procedures.

(a)

In the event that any legal proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any person in respect to which payment may be sought under Section 1.1 hereof, Jurasin shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to Rodriguez.  Rodriguez shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to Jurasin, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder.  If Rodriguez elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within ten (10) days (or sooner, if the nature of the Claim so requires) notify Jurasin of its intent to do so.  If Rodriguez elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify Jurasin of its election as herein provided or contests its obligation to indemnify Jurasin for such Losses under this Agreement, Jurasin may defend against, negotiate, settle or otherwise deal with such Claim.  Rodriguez shall not be liable for any settlement of any Claim effected without its prior written consent, provided, however, that such consent shall not unreasonably be withheld, delayed, or conditioned. If Jurasin defends any Claim, then Rodriguez shall reimburse Jurasin for the actual expenses of defending such Claim upon submission of periodic bills.  If Rodriguez shall assume the defense of any Claim, Jurasin may participate, at its own expense, in the defense of such Claim; provided, however, that Jurasin shall be entitled to participate in any such defense with separate counsel at the expense of Rodriguez, if, (i) so requested by Rodriguez to participate or (ii) in the reasonable opinion of counsel to Jurasin, a conflict or potential conflict exists between Jurasin and Rodriguez that would make such separate representation advisable.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b)

After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or Jurasin and Rodriguez shall have arrived at a mutually binding agreement with respect to a Claim hereunder, Jurasin shall forward to Rodriguez notice of any sums due and owing by Rodriguez pursuant to this Agreement with respect to such matter and Rodriguez shall be required to pay all of the sums so due and owing to Jurasin by wire transfer of immediately available funds within 10 business days after the date of such notice. The failure of Jurasin to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect Rodriguez’s obligations with respect thereto except to the extent that Rodriguez can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE II

MISCELLANEOUS PROVISIONS

2.1

Binding Effect; Benefits.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns.  Except as otherwise set forth herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.  Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

2.2.  Notices.  All notices and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine).  If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 2.2), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender).  All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to Jurasin:

9700 Richmond Avenue, Suite 124

Houston, Texas  77042

Telephone:

(832) 242-6000

Facsimile:

(713) 917-0493

E-mail:

johnjurasin@jurasinoilgas.com

With a copy to:

Michael C. McKeogh, Esq.

601 Poydras Street, Suite 1633

New Orleans, Louisiana  70130

Telephone:

(504) 524-3611

Facsimile:

(504) 524-3019

E-mail:

mcklaw@bellsouth.net

If to Rodriguez:

2202 Bluebonnet Drive

Richardson, Texas 75082

(469) 233-6258

2.3

Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

2.4

Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

2.5

Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

2.6

Governing Law.  This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of Texas, without giving effect to the conflicts of law principles thereof.

2.7

Severability.  If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.

2.8

Amendments.  This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

             2.9

Termination of this Agreement.  This Agreement shall terminate and be of no further force or effect with respect to any Claim delivered to Rodriguez after two years from the date hereof; provided that any Claim delivered to Rodriguez pursuant to Section 1 hereof prior to such termination period shall be governed by the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

/s/ John M. Jurasin

John M. Jurasin

Jurasin Oil & Gas, Inc.

By: /s/ John M. Jurasin

Name: John M. Jurasin

Title: President

/s/ Brian Rodriguez

Brian Rodriguez

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